Exhibit 99.1

Ignite Restaurant Group Announces New $195 Million Credit Facility

Refinances Existing Debt with $165 million Term Loan and $30 million Revolver

Houston, TX— (BUSINESS WIRE) — August 13, 2014 — Ignite Restaurant Group (NASDAQ: IRG) today announced that it successfully closed on a new $195 million senior secured credit facility. The new four and a half year facility, which consists of a $165 million term loan and a $30 million revolving line of credit, replaces Ignite’s existing $150 million facility, which was comprised of a $50 million term loan and a $100 million revolving line of credit. As of the end of the Company’s fiscal second quarter on June 30, 2014, the balance outstanding under the existing credit facility was $118.7 million.

Michael Dixon, President and Chief Financial Officer of Ignite Restaurant Group, Inc. said, “We’re pleased to have completed the refinancing of this new credit facility which will allow us to continue to grow our successful Brick House Tavern + Tap business. The new facility also gives us the financial flexibility to implement various initiatives that we believe will assist us in returning Joe’s Crab Shack to the positive same store sales trend it has enjoyed for the prior six years, and making the necessary changes to Romano’s Macaroni Grill so that it is accretive to Ignite’s earnings”

Credit Suisse and KeyBanc Capital Markets Inc. acted as Joint Lead Arrangers and Joint Book Runners for the transaction.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates over 300 restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 30, 2013 (which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Ignite Restaurant Group, Inc.

Investor Relations

Fitzhugh Taylor, 203-682-8261

fitzhugh.taylor@icrinc.com